Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT





Sussex Bancorp has three subsidiaries -- Sussex Bank, Sussex Bancorp Leasing Company and Sussex Capital Trust I. Sussex Bank has three subsidiaries, Sussex Bancorp Mortgage Company and SCB Investment Company and Tri-State Insurance Agency, Inc.